Exhibit 5.1

Kirkpatrick & Lockhart LLP

2828 N. Harwood Street, Suite 1800

Dallas, Texas 75201-6966

September 28, 2004

Ennis, Inc.

2441 Presidential Pkwy.

Midlothian, Texas 76065

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-4 and Amendment No. 1 to the Registration Statement (collectively the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) relating to the registration by Ennis, Inc., a Texas corporation (the “Company”), of up to 8,803,583 shares (the “Shares”) of its Common Stock, par value $2.50 per share, to be issued by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of June 25, 2004 among the Company, Centrum Acquisition, Inc., and Midlothian Holdings LLC, a subsidiary of the Company formed solely for the purpose of effecting the merger, as amended by the First Amendment to Agreement and Plan of Merger dated as of August 23, 2004 (collectively the “Merger Agreement”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation, as amended, and Bylaws, the Merger Agreement and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the law of the State of Texas.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ Kirkpatrick & Lockhart LLP